EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2025 THIRD QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (October 23, 2025) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $3.6 million, or $0.37 diluted earnings per share, for the third quarter of 2025. This is compared to net income of $2.6 million, or $0.26 diluted earnings per share, for the second quarter of 2025, and net income of $2.5 million, or $0.24 diluted earnings per share, for the third quarter of 2024. The results represent a 42% increase in diluted earnings per share compared to the prior quarter, and 54% increase compared to the third quarter of 2024.
The growth in net income and diluted earnings per share for the third quarter of 2025 was primarily driven by higher net interest income resulting from an expanded net interest margin.
President’s Comments
Garry Kleer, Chairman, President, and Chief Executive Officer, commented, “We’re pleased with our third quarter results, which reflect the strength of our core banking model and the hard work of our team. Net income and earnings per share both grew, thanks to an improved net interest margin and careful management of expenses. While the economic environment continues to be uncertain, with interest rate pressures and inflationary challenges, we stay focused on what we can control: taking care of our customers, supporting our communities, and making thoughtful decisions that build long-term value for our shareholders. That steady approach has guided us for generations, and it will continue to guide us going forward.”

Third Quarter Performance Highlights:
•Assets totaled $1.5 billion at September 30, 2025, June 30, 2025, and December 31, 2024.
•Loans and leases, net of allowance for credit losses, totaled $1.2 billion at September 30, 2025, June 30, 2025, and December 31, 2024.
•Nonperforming loans and leases totaled $10.8 million, or 0.90% of total loans and leases, at September 30, 2025, compared to $8.1 million, or 0.68% of total loans and leases, at June 30, 2025, and $6.8 million, or 0.58% of total loans and leases, at December 31, 2024.
•The allowance for credit losses totaled $16.4 million, or 1.37% of total loans and leases outstanding, at September 30, 2025, compared to $16.2 million, or 1.37% of total loans and leases outstanding, at June 30, 2025, and $15.8 million, or 1.34% of total loans and leases outstanding, at December 31, 2024.
•A provision for credit losses of $269,000 was recorded in the quarter ended September 30, 2025, compared to a provision for credit losses of $745,000 in the quarter ended June 30, 2025, and a reversal of credit losses of $99,000 in the quarter ended September 30, 2024.
•Deposits totaled $1.1 billion at September 30, 2025, June 30, 2025, and December 31, 2024. At September 30, 2025, noninterest-bearing deposits totaled $110.8 million or 9.9% of total deposits, compared to $106.2 million or 9.7% of total deposits at June 30, 2025, and $110.1 million or 10.1% of total deposits at December 31, 2024.
•Stockholders’ equity totaled $140.0 million at September 30, 2025, compared to $132.3 million at June 30, 2025 and $132.9 million at December 31, 2024. The Company’s equity to assets ratio was 9.18% at September 30, 2025.
•Book value per share and tangible book value per share were $13.43 at September 30, 2025, compared to $12.74 per share at June 30, 2025 and $12.29 per share at December 31, 2024.
•Net interest income increased $536,000, or 5.0%, to $11.3 million for the three months ended September 30, 2025, compared to $10.8 million for the June 30, 2025 quarter, and increased $1.9 million, or 19.7%, from $9.4 million for the comparable quarter in 2024.
•Annualized net interest margin was 3.07% for the current quarter, compared to 2.93% in the preceding quarter and 2.60% for the comparable quarter in 2024.
•The Bank’s Tier 1 capital to total assets was 10.85%, well in excess of regulatory requirements at September 30, 2025.

Income Statement Summary
Net interest income before the provision for credit losses increased $536,000, or 5.0%, to $11.3 million in the third quarter of 2025, compared to $10.8 million in the second quarter of 2025, and increased $1.9 million, or 19.7%, from $9.4 million in the third quarter of 2024. The increase from the second quarter of 2025 was due to a 13 basis point increase in the average interest rate spread and a $6.1 million increase in average net earning assets. Compared to the third quarter of 2024, the increase in net interest income was due to a 49 basis point increase in the average interest rate spread and an $8.2 million increase in average net earning assets. Following the peak of the federal funds rate in mid-2023, the Federal Open Market Committee maintained the target range at 5.25% to 5.50% through much of 2025, creating a stable interest rate environment. This contributed to modest declines in the cost of interest-bearing deposits and borrowings, particularly for instruments with shorter durations or frequent repricing, while yields on earning assets remained steady or continued to adjust upward. This favorable repricing environment supported a wider net interest spread and an improvement in net interest margin to 3.07% in the third quarter of 2025, compared to 2.93% in the prior quarter and 2.60% a year earlier.
Interest income increased $467,000, or 2.2%, to $21.8 million during the quarter ended September 30, 2025, compared to $21.3 million during the quarter ended June 30, 2025, and increased $1.6 million, or 7.7%, compared to $20.3 million during the quarter ended September 30, 2024.

Interest income on loans and leases increased $493,000, or 2.6%, to $19.7 million for the quarter ended September 30, 2025 compared to $19.2 million in the second quarter of 2025, due to a 12 basis point increase in the average yield earned on loans and leases to 6.63%, and an $8.5 million increase in the average balance of loans and leases. Compared to the third quarter of 2024, interest income on loans and leases increased $1.6 million, or 8.9%, due to a $33.2 million increase in the average balance of loans and leases and a 36 basis point increase in the average yield earned. These increases were the result of new loans and leases being originated at higher rates and variable rate loans adjusting upward due to the overall higher interest rate environment.

Interest income on investment securities, excluding FHLB stock, increased $9,000, or 0.6%, to $1.6 million during the quarter ended September 30, 2025, compared to the quarter ended June 30, 2025, and decreased $80,000, or 4.7%, from the comparable quarter in 2024. The increase compared to the second quarter of 2025 was due to a three basis point increase in the average yield earned, partially offset by a $1.9 million decrease in the average balance of investment securities. The decrease compared to the third quarter of 2024 was due to a $21.0 million decrease in the average balance of investment securities due to proceeds from maturities and paydowns of investment securities being used to fund loan growth, partially offset by an eight basis point increase in the average yield earned on investment securities. Dividends on FHLB stock increased $5,000, or 1.6%, to $314,000 during the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025, due to a 14 basis point increase in the average yield on FHLB stock, and increased $12,000, or 4.0%, compared to the quarter ended September 30, 2024, due to a 34 basis point increase in the average yield on FHLB stock.

Interest income on cash and cash equivalents decreased $39,000, or 16.2%, to $203,000 during the quarter ended September 30, 2025, compared to the quarter ended June 30, 2025, and increased $15,000, or 8.1%, compared to the quarter ended September 30, 2024. The decrease from the second quarter of 2025 was primarily due to a 15 basis point decrease in the average yield, as well as a $3.2 million decrease in the average balance of cash and cash equivalents. Compared to the third quarter of 2024, the increase in interest income was due to a $5.1 million increase in the average balance, partially offset by an 87 basis point decrease in the average yield.

Interest expense decreased $68,000, or 0.6%, to $10.5 million for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025, and decreased $310,000, or 2.9%, compared to the quarter ended September 30, 2024. Interest expense on deposits decreased $55,000, or 0.7%, to $7.8 million for the quarter ended September 30, 2025, compared to the previous quarter and decreased $574,000, or 6.9%, from the comparable quarter in 2024. The decrease from the previous quarter was primarily due to a $6.4 million decrease in the average balance of interest-bearing deposits. The decrease from the comparable quarter in 2024 was due to a 19 basis point decrease in the average rate paid on interest-bearing deposits and an $11.9 million decrease in the average balance. The average rate paid on interest-bearing deposits was 3.14% for both the quarter ended September 30, 2025 and June 30, 2025, compared to 3.33% for the quarter ended September 30, 2024.

Interest expense on FHLB borrowings decreased $14,000, or 0.5%, to $2.8 million for the third quarter of 2025 compared to the previous quarter, and increased $264,000, or 10.6%, from the comparable quarter in 2024. The decrease from the previous quarter was primarily due to an eight basis point decrease in the average rate paid on FHLB borrowings, which was partially offset by a $3.8 million increase in the average balance. The increase from the comparable quarter in 2024 was primarily due to $21.0 million increase in the average balance and an eight basis point increase in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $265.8 million during the quarter ended September 30, 2025, compared to

$262.1 million and $244.8 million for the quarters ended June 30, 2025 and September 30, 2024, respectively. The average rate paid on FHLB borrowings was 4.16% for the quarter ended September 30, 2025, compared to 4.24% for the quarter ended June 30, 2025, and 4.08% for the third quarter of 2024.

Annualized net interest margin increased to 3.07% for the third quarter of 2025, compared to 2.93% for the second quarter of 2025 and 2.60% for the third quarter of 2024. The increase for the third quarter of 2025 compared to the second quarter of 2025 was primarily due to increases in the average yield on interest-earning assets, while the rate paid on interest-bearing liabilities decreased slightly. The increase compared to the third quarter of 2024 was similarly attributable to improved asset yields, particularly on loans and leases. The Company continued to benefit from a favorable asset repricing environment, as the Federal Reserve maintained the target range for the federal funds rate through most of 2025, which helped keep funding costs steady while earning asset yields remained elevated.

A provision for credit losses of $269,000 was recorded in the third quarter of 2025, compared to $745,000 in the second quarter of 2025 and a reversal of $99,000 in the third quarter of 2024. The decrease in the provision primarily reflected updated macroeconomic assumptions, refreshed credit metrics, and refined loss driver data, which improved the precision of our allowance calculation. Portfolio performance remained stable, with continued improvements in delinquency and charge-off trends across key loan segments. Net charge-offs for the third quarter of 2025 were $317,000, compared to $626,000 in the second quarter of 2025 and $464,000 in the third quarter of 2024.

Noninterest income increased $218,000, or 20.2%, to $1.3 million for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025, and decreased $27,000, or 2.0%, from the comparable quarter in 2024. The increase from the second quarter of 2025 primarily resulted from net losses on sales of securities totaling $157,000 in the prior quarter, while no securities were sold during the third quarter of 2025. This increase was partially offset by a $20,000, or 5.8%, decrease in card fee income to $316,000. Compared to the third quarter of 2024, the decline in noninterest income was largely attributable to a $117,000 decrease in net gains on loan and lease sales, partially offset by higher loan and lease servicing fees and other income. Net gains on loan and lease sales totaled $94,000 for the third quarter of 2025, a decrease of $117,000, or 55.3% from the third quarter of 2024. This decrease was primarily due to reduced mortgage banking activity. Loan and lease servicing fees increased $42,000, or 34.3%, due to increased fees received from the payoff of serviced loans. Other income increased $50,000, or 14.2%, to $404,000, primarily as a result of increased wealth management income.

Total noninterest expense decreased $27,000, or 0.3%, to $8.1 million for the three months ended September 30, 2025, compared to the second quarter of 2025, and increased $67,000, or 0.8%, compared to the same period in 2024. Salaries and employee benefits decreased $267,000, or 5.6%, to $4.5 million for the quarter ended September 30, 2025, compared to the second quarter of 2025, and decreased $80,000 compared to the quarter ended September 30, 2024. These decreases were primarily due to reduced equity compensation expenses. Other expenses increased $115,000, or 13.0%, in the third quarter of 2025 compared to the prior quarter, and increased $85,000, or 9.2%, compared to the same quarter of 2024. Legal and professional fees increased $93,000, or 20.7%, from the second quarter of 2025 and $77,000, or 16.7%, from the third quarter of 2024. Deposit insurance expense decreased $74,000, or 19.5%, for the quarter ended September 30, 2025, compared to the same quarter of 2024, primarily due to shifts in the Bank’s asset and deposit mix and related assessments. Data processing fees increased $30,000, or 3.2%, to $955,000 for the quarter ended September 30, 2025 compared to the prior quarter, and increased $61,000, or 6.8%, compared to the same quarter of 2024.

Income tax expense increased $263,000 during the three months ended September 30, 2025 compared to the quarter ended June 30, 2025, and increased $276,000 compared to the quarter ended September 30, 2024. The effective tax rate for the third quarter of 2025 was 15.2%, compared to 12.8% in the second quarter of 2025 and 13.0% in the third quarter a year ago.

Balance Sheet Summary

Total assets increased $20.7 million, or 1.4%, to $1.5 billion at September 30, 2025 as compared to December 31, 2024. The increase was primarily the result of a $19.4 million, or 1.7%, increase in loans and leases, net of allowance for credit losses, to $1.2 billion, and a $12.5 million, or 57.5%, increase in cash and cash equivalents to $34.3 million, partially offset by an $8.5 million, or 3.2%, decrease in investment securities to $253.2 million at September 30, 2025.

The increase in loans and leases was attributable to an increase in commercial mortgage, multi-family, and commercial and industrial loans of $49.0 million, $31.1 million and $12.0 million, respectively. These increases were partially offset by a $65.1 million decrease in construction and development loans, reflecting the completion of prior projects.

Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $10.8 million, or 0.90% of total loans and leases, at September 30, 2025, compared to $6.8 million, or 0.58%, at December 31, 2024. Nonaccrual loans and leases totaled $6.4 million at September 30, 2025, compared to $5.1 million at December 31, 2024. The increase in nonaccrual loans and leases was primarily due to one commercial real estate loan of $704,000. At September 30, 2025, this loan had a loan to value ratio of 79.1%, and was largely guaranteed by the U.S. Small Business Administration. Accruing loans past due more than 90 days totaled $4.4 million at September 30, 2025, compared to $1.7 million at December 31, 2024. The increase in accruing loans past due more than 90 days primarily was due to one multi-family loan of $2.4 million, which was not past due at December 31, 2024.
The allowance for credit losses on loans and leases increased $574,000, or 3.6%, to $16.4 million at September 30, 2025, from $15.8 million at December 31, 2024. At September 30, 2025, the allowance for credit losses on loans and leases totaled 1.37% of total loans and leases outstanding, compared to 1.34% at December 31, 2024. Net charge-offs during the first nine months of 2025 were $1.3 million, compared to net charge-offs of $1.2 million during the comparable period of 2024.
Management regularly evaluates credit exposure across its loan portfolio and within its geographic markets. As of September 30, 2025, the Company’s credit risk assessment incorporated ongoing inflationary pressures, capital market volatility, and geopolitical risks. Portfolio stress testing and credit metric monitoring are conducted on an ongoing basis, and management believes the allowance for credit losses remains adequate based on current conditions.

Investment securities decreased $8.5 million, or 3.2%, to $253.2 million at September 30, 2025, compared to $261.7 million at December 31, 2024. The decrease was primarily due to $6.8 million in securities sales and $14.8 million in maturities and principal repayments, partially offset by a $9.7 million upward mark-to-market adjustment on the available-for-sale investment portfolio. The proceeds received from sales, maturities, and principal repayments were redeployed to support loan growth consistent with the Company’s strategy to prioritize higher-yielding assets in a moderating interest rate environment. While the shift contributed to a decline in average balances and interest income from investment securities, it supported overall improvement in net interest income and margin during the period.
Total deposits increased $24.3 million, or 2.2%, to $1.1 billion at September 30, 2025, compared to December 31, 2024. The increase in deposits from December 31, 2024 primarily was due to increases in retail (non-brokered) time deposits of $16.2 million, interest-bearing demand deposits of $10.4 million, and savings and money market accounts of $6.4 million, partially offset by a decrease in brokered time deposits of $9.3 million. Brokered time deposits totaled $248.3 million, or 22.2% of total deposits, at September 30, 2025, compared to $257.6 million, or 23.5% of total deposits at December 31, 2024. Noninterest-bearing demand deposits totaled $110.8 million at September 30, 2025 compared to $110.1 million at December 31, 2024, and totaled 9.9% of total deposits at September 30, 2025.

As of September 30, 2025, approximately $262.3 million of our deposit portfolio, or 23.5% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.

Stockholders’ equity totaled $140.0 million at September 30, 2025, an increase of $7.2 million, or 5.4%, from December 31, 2024. The increase in stockholders’ equity primarily was the result of net income of $8.2 million and a $7.7 million decrease in accumulated other comprehensive loss as a result of improved fair values in the Company’s available-for-sale investment portfolio, resulting from a reduction in market rates of interest, partially offset by the payment of $4.4 million in dividends to Company stockholders and the repurchase of $5.6 million of Company common stock.

About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations, and business of the Company, (ii) statements about the Company's plans, objectives, expectations, and intentions and other statements that are not historical facts, and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends," or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in our local market areas or other markets where we have lending relationships; employment levels, labor shortages, and the effects of persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and the duration of such changes, including actions by the Federal Reserve, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses on loans and leases; the Company’s ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; vulnerabilities in information technology systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, energy prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended			Nine Months Ended
SELECTED OPERATIONS DATA:	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
(In thousands, except for per share amounts)

Interest income	$21,813	$21,346	$20,261	$64,028	$59,857
Interest expense	10,518	10,587	10,828	31,715	31,015
Net interest income	11,295	10,759	9,433	32,313	28,842

Provision for (reversal of) credit losses	269	745	(99)	1,744	355
Net interest income after provision for (reversal of) credit losses	11,026	10,014	9,532	30,569	28,487
Noninterest income	1,298	1,080	1,325	3,540	3,566
Noninterest expense	8,082	8,110	8,016	24,567	24,125
Income before income tax expense	4,242	2,984	2,841	9,542	7,928
Income tax provision	645	382	369	1,375	1,027

Net income	$3,597	$2,602	$2,472	$8,167	$6,901

Shares outstanding	10,426	10,389	10,949	10,426	10,949
Average shares outstanding:
Basic	9,627	9,558	10,087	9,685	10,105
Diluted	9,894	9,845	10,216	9,943	10,211
Earnings per share:
Basic	$0.37	$0.27	$0.25	$0.84	$0.68
Diluted	$0.36	$0.26	$0.24	$0.82	$0.68

SELECTED FINANCIAL CONDITION DATA:	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
(In thousands, except for per share amounts)

Total assets	$1,525,565	$1,507,759	$1,522,792	$1,504,875	$1,492,550
Cash and cash equivalents	34,265	27,211	27,032	21,757	19,570
Interest-bearing time deposits	—	300	300	300	300
Investment securities	253,221	252,280	259,033	261,690	271,304
Loans and leases, net of allowance for credit losses	1,178,232	1,167,850	1,175,833	1,158,879	1,140,969
Loans held for sale	1,441	136	388	1,093	220
Premises and equipment, net	13,427	13,189	12,779	12,922	13,018
Federal Home Loan Bank stock	13,907	13,907	13,907	13,907	13,907
Other assets	31,072	32,886	33,520	34,327	33,262
Deposits	1,118,258	1,096,389	1,105,662	1,093,940	1,089,094
Borrowings	254,000	267,000	274,000	265,000	252,000
Total stockholder’s equity	140,035	132,322	130,932	132,872	140,027

Book value (GAAP)	$140,035	$132,322	$130,932	$132,872	$140,027
Tangible book value (non-GAAP)	140,035	132,322	130,932	132,872	140,027
Book value per share (GAAP)	13.43	12.74	12.48	12.29	12.79
Tangible book value per share (non-GAAP)	13.43	12.74	12.48	12.29	12.79

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Commercial mortgage	$420,680	$393,632	$387,516	$371,705	$348,473
Commercial and industrial	138,333	140,700	136,524	126,367	126,591
Construction and development	67,446	102,367	99,953	132,570	140,761
Multi-family	216,982	191,750	211,485	185,864	183,778
Residential mortgage	166,594	168,956	172,614	172,644	172,873
Home equity	18,816	19,449	18,115	16,826	15,236
Direct financing leases	146,413	147,193	146,067	148,102	147,057
Consumer	19,914	20,596	20,243	21,218	22,608

Total loans and leases	$1,195,178	$1,184,643	$1,192,517	$1,175,296	$1,157,377

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Noninterest-bearing demand	$110,815	$106,216	$103,353	$110,106	$98,522
Interest-bearing demand	145,705	147,318	142,203	135,310	136,263
Savings and money market	307,667	303,241	301,427	301,311	283,848
Non-brokered time deposits	305,821	300,143	293,892	289,626	290,874
Brokered time deposits	248,250	239,471	264,787	257,587	279,587

Total deposits	$1,118,258	$1,096,389	$1,105,662	$1,093,940	$1,089,094

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,186,517	$19,676	6.63%	$1,153,325	$18,071	6.27%
Securities	249,857	1,620	2.59%	270,857	1,700	2.51%
FHLB stock	13,907	314	9.03%	13,907	302	8.69%
Cash and cash equivalents and other	20,957	203	3.87%	15,874	188	4.74%
Total interest-earning assets	1,471,238	21,813	5.93%	1,453,963	20,261	5.57%
Non-earning assets	39,591			40,485
Total assets	1,510,829			1,494,448

Interest-bearing liabilities:
Savings and money market accounts	303,742	1,747	2.30%	290,108	1,779	2.45%
Interest-bearing checking accounts	145,916	425	1.17%	140,028	431	1.23%
Certificate accounts	539,389	5,585	4.14%	570,820	6,121	4.29%
Borrowings	265,793	2,761	4.16%	244,793	2,497	4.08%
Total interest-bearing liabilities	1,254,840	10,518	3.35%	1,245,749	10,828	3.48%
Noninterest-bearing demand deposits	108,360			101,239
Other liabilities	14,099			13,200
Stockholders’ equity	133,530			134,260
Total liabilities and stockholders’ equity	1,510,829			1,494,448

Net interest income		$11,295			$9,433
Net earning assets	$216,398			$208,214

Net interest rate spread(1)			2.58%			2.09%
Net interest margin(2)			3.07%			2.60%
Average interest-earning assets to average interest-bearing liabilities	117.25%			116.71%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,181,751	$57,633	6.50%	$1,142,828	$53,133	6.20%
Securities	254,513	4,883	2.56%	275,903	5,232	2.53%
FHLB stock	13,907	934	8.95%	13,848	947	9.12%
Cash and cash equivalents and other	19,769	577	3.89%	15,480	545	4.69%
Total interest-earning assets	1,469,940	64,027	5.81%	1,448,059	59,857	5.51%
Non-earning assets	40,032			42,399
Total assets	1,509,972			1,490,458

Interest-bearing liabilities:
Savings and money market accounts	308,212	5,303	2.29%	279,890	4,961	2.36%
Interest-bearing checking accounts	140,493	1,122	1.06%	144,157	1,250	1.16%
Certificate accounts	542,573	16,989	4.17%	555,136	17,188	4.13%
Borrowings	267,484	8,301	4.14%	259,911	7,617	3.91%
Total interest-bearing liabilities	1,258,762	31,715	3.36%	1,239,094	31,016	3.34%
Noninterest-bearing demand deposits	105,016			105,564
Other liabilities	13,674			13,718
Stockholders’ equity	132,520			132,082
Total liabilities and stockholders’ equity	1,509,972			1,490,458

Net interest income		$32,312			$28,841
Net earning assets	$211,178			$208,965

Net interest rate spread(1)			2.45%			2.17%
Net interest margin(2)			2.93%			2.66%
Average interest-earning assets to average interest-bearing liabilities	116.78%			116.86%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Performance ratios:
Return on average assets(1)	0.95%	0.69%	0.52%	0.66%	0.66%
Return on average equity(1)	10.78%	7.99%	5.89%	7.23%	7.36%
Yield on interest-earning assets	5.93%	5.82%	5.68%	5.66%	5.57%
Rate paid on interest-bearing liabilities	3.35%	3.37%	3.36%	3.47%	3.48%
Average interest rate spread	2.58%	2.45%	2.32%	2.19%	2.09%
Net interest margin(1)(2)	3.07%	2.93%	2.79%	2.70%	2.60%
Operating expense to average total assets(1)	2.14%	2.15%	2.22%	2.11%	2.15%
Efficiency ratio(3)	64.18%	68.50%	73.31%	71.68%	74.51%
Average interest-earning assets to average interest-bearing liabilities	117.25%	116.72%	116.35%	117.25%	116.71%
Asset quality ratios:
Non-performing assets to total assets(4)	0.71%	0.54%	0.46%	0.45%	0.45%
Non-performing loans and leases to total gross loans and leases(5)	0.90%	0.68%	0.59%	0.58%	0.58%
Allowance for credit losses to non-performing loans and leases(5)	151.64%	201.14%	229.90%	232.99%	235.89%
Allowance for credit losses to total loans and leases	1.37%	1.37%	1.35%	1.34%	1.36%
Net charge-offs to average outstanding loans and leases during the period(1)	0.11%	0.21%	0.13%	0.10%	0.15%
Capital ratios:
Equity to total assets at end of period	9.18%	8.78%	8.60%	8.83%	9.38%
Average equity to average assets	8.84%	8.64%	8.85%	9.12%	8.98%
Common equity tier 1 capital (to risk weighted assets)(6)	13.11%	12.99%	12.79%	12.98%	13.10%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.85%	10.75%	10.68%	10.75%	10.73%
Tier 1 risk-based capital (to risk weighted assets)(6)	13.11%	12.99%	12.79%	12.98%	13.10%
Total risk-based capital (to risk weighted assets)(6)	14.36%	14.24%	14.04%	14.23%	14.35%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	179	176	171	173	171
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President, and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581